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Exhibit 4(e)

[LOGO] FIRST VARIABLE
LIFE INSURANCE COMPANY

PLAZA WEST BUILDING SUITE 690 • 415 N. McKINLEY
LITTLE ROCK, ARKANSAS 72205-3084
(501) 661-1500

HOME OFFICE: LITTLE ROCK, ARKANSAS
A STOCK LIFE INSURANCE COMPANY

        First Variable Life Insurance Company ("We") will pay a monthly annuity income to the Annuitant ("You"), if you are living on the Annuity Commencement Date. The manner in which the dollar amounts of annuity payments are determined is described in this Policy. The first annuity payment will be made on the Annuity Commencement Date. Subsequent payments will be made on the corresponding day of each month thereafter in accordance with the Annuity Option selected.

        RIGHT TO RETURN POLICY—Please read this Policy. If not satisfied with it, the Owner may, within 10 days after receipt, return it by delivering or mailing it to our Service Center address. Within seven days of receipt of this Policy and a written notice by Owner we will issue a refund. Unless the applicable law requires a refund of Purchase Payments, we will refund the Purchase Payments plus any increase or minus any decrease in the value of this Policy attributable to the Purchase Payments.

        This Policy is issued in consideration of the Application and the receipt of the first Purchase Payment. The terms and conditions set forth in the subsequent pages are part of this Policy.

        EXECUTED AT THE HOME OFFICE OF THE COMPANY ON THE DATE OF ISSUE.

/s/ Edward J. Mallon		/s/ Vivian Joiner
President		Secretary

/s/ Sandra Hodges Registrar

        ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

INDIVIDUAL OFFERED VARIABLE ANNUITY POLICY
FLEXIBLE PURCHASE PAYMENTS—NON-PARTICIPATING

THIS IS A LEGAL CONTRACT
BETWEEN THE POLICY OWNER AND THE COMPANY.

READ YOUR POLICY CAREFULLY.

        INTRODUCTION—This Policy is issued on your life as the Annuitant. You are also the Owner of this Policy unless another Owner has been named in the Application. The Owner is shown in Policy Schedule 1. If someone else is named as Owner, that person has the rights and options described in this Policy.

        IMPORTANT NOTICE—It is not necessary to employ any person to collect any payment or benefit provided by this Policy. When you require help or advice, you may write directly to us at our Service Center address: Post Office Box 9033, Springfield, Massachusetts 01102-9033. This Policy contains many benefits. In your own best interest, you should consult with us if anyone advises you to withdraw from or surrender this Policy or to replace it with a new Policy.

NOTE

        A copy of the application for this Policy is attached. Please examine this copy carefully and if any errors or omissions are found, send this information immediately with the Policy number to us at our Service Center address.

        First Variable Life Insurance Company is a stock life insurance company, incorporated under the Laws of the State of Arkansas, with its Home Office at Little Rock, Arkansas.

TABLE OF CONTENTS

Policy Schedule 1	3
Policy Schedule 2	4
Definitions	5
Purchase Payments	7
The Fixed Account	7
The Separate Account	8
Separate Account Policy Values During the Accumulation Period	9
Transfers Within and Between Accounts	10
Withdrawals	12
Death Benefit	12
Annuity Provisions	13
Annuity Tables	17
Ownership Provisions	19
Voting Rights	19
Beneficiary Designation	20
General Provisions	20

POLICY SCHEDULE 1

        OWNER, OWNER'S BENEFICIARY AND ANNUITANT'S BENEFICIARY ARE AS STATED IN THE APPLICATION FOR THIS POLICY UNLESS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH ITS PROVISIONS.

ANNUITANT: IRVIN H HURLEY

ANNUITY COMMENCEMENT DATE: MAY 01, 1995

POLICY TYPE: 408-IRA

PURCHASE PAYMENT:	$171,703.15	POLICY NUMBER: 033669000
LESS:
POLICY ISSUE FEE:	$0.00	ISSUE DATE: APRIL 02, 1990
PREMIUM TAX:	$0.00
		ISSUE AGE: 65
NET PURCHASE PAYMENT:	$171,703.15

FIXED ACCOUNT GUARANTEED INTEREST RATE:
    FIRST POLICY YEAR—8.25% EFFECTIVE ANNUAL RATE OF RETURN;
    THEREAFTER—4.00% EFFECTIVE ANNUAL RATE OF RETURN.

THE SEPARATE ACCOUNT IS: FIRST VARIABLE ANNUITY FUND E

SEPARATE ACCOUNT INVESTMENT DIVISION ALLOCATION INFORMATION:

MAXIMUM NUMBER OF DIVISIONS AT ANY ONE TIME:	5
MAXIMUM NUMBER OF ALLOCATION TRANSFERS AND EXCHANGES PER POLICY YEAR WITHOUT TRANSFER CHARGE:	12
TRANSFER CHARGE FOR ADDITIONAL ALLOCATION TRANSFERS OR EXCHANGES:	$25.00

ALLOCATION OF NET PURCHASE PAYMENT ON THE ISSUE DATE IS AS FOLLOWS:

CASH MANAGEMENT	$12,706.03
FIXED ACCOUNT	$158,997.12
TOTAL	$171,703.15

POLICY SCHEDULE 2

CHARGES AND FEES FOR THIS POLICY

Basic Policy Charges and Fees

Policy Issue Fee:	$30.00 (deducted from the initial Purchase Payment)
Annual Policy Maintenance Charge:	$30.00 (deducted pro rata from all Accounts)

Charges Deducted from Separate Account Investment Divisions

        Asset Charge: Daily charge equivalent to 1.25% annually, deducted from all Divisions.

Charges Applicable to both the Separate Account and the Fixed Account

        Withdrawal Privilege Amount:    The Withdrawal Privilege Amount with respect to the Fixed Account is an amount equal to 10% of Purchase Payments allocated to the Fixed Account and transfers made from the Separate Account to the Fixed Account during the current and the nine previous Policy Years. The Withdrawal Privilege Amount with respect to the Separate Account is an amount equal to 10% of Purchase Payments allocated to current and the four previous Policy Years.

        Withdrawal Charge:    If a withdrawal (as defined on page 11) is made from the Fixed Account only, a Withdrawal Charge will be deducted from the Fixed Account if the withdrawal is:

  (a)
  in excess of its Withdrawal Privilege Amount, and

  (b)
  from Purchase Payments allocated to the Fixed Account and/or amounts transferred from the Separate Account to the Fixed Account in either the current Policy Year or in the nine previous Policy Years.

        If a withdrawal is made from the Separate Account only, a Withdrawal Charge will be deducted from the Separate Account if the withdrawal is:

  (a)
  in excess of its Withdrawal Privilege Amount, and

  (b)
  from Purchase Payments allocated to the Separate Account and/or transferred from the Fixed Account to the Separate Account in either the current Policy Year or in the four previous Policy Years.

        If a withdrawal in excess of the respective Withdrawal Privilege Amounts is made from both the Fixed and Separate Accounts, a Withdrawal Charge will be deducted from each, as set out above.

        It is assumed that the earliest Purchase Payment allocations and/or transfers are withdrawn first.

        If a Withdrawal Charge is applicable, it is determined in the following manner.

  (a)
  If any of the amounts withdrawn are in excess of the Withdrawal Privilege Amount for the Fixed Account or the Withdrawal Privilege Amount for the Separate Account or both, such excesses are added to obtain annual totals for each or both.

  (b)
  Each annual total, if any, is multipled by the applicable percentage listed below.

  (c)
  The Withdrawal Charge is the sum of the amounts determined in (b) above.

TABLE OF WITHDRAWAL CHARGE PERCENTAGES

Policy Anniversaries since Purchase/Transfer Payments were made	Fixed Acct. %	Separate Acct. %	Policy Anniversaries since Purchase/Transfer Payments were made	Fixed Acct. %	Separate Acct. %
0	10%	5%	6	4%	0%
1	9	4	7	3	0
2	8	3	8	2	0
3	7	2	9	1	0
4	6	1	10+	0	0
5	5	0

        No Withdrawal Charge will be assessed during any Policy Year until the amount of withdrawal requested during that Policy Year exceeds the Withdrawal Privilege Amount.

        WITHDRAWAL CHARGES UPON TRANSFER:    If, within a Policy Year, an amount exceeding the Withdrawal Privilege Amount is transferred from the Fixed Account to the Separate Account, a Withdrawal Charge will be deducted from the excess, on the same basis as if a withdrawal had occurred. Transfers from the Separate Account to the Fixed Account, and transfers between Investment Divisions within the Separate Account may be made without a Withdrawal Charge.

        The cumulative total of all Withdrawal Charges is guaranteed never to exceed 10% of the total Purchase Payments allocated or transferred to the Fixed Account, nor 5% of Purchase Payments allocated or transferred to the Separate Account under this Policy.

        A Processing Fee of $10 will be made for each withdrawal or transfer when the Withdrawal Charge or Transfer Charge is not imposed.

DEFINITIONS

        ACCOUNT:    The Fixed Account and each Investment Division of the Separate Account are collectively referred to as "Accounts."

        ACCUMULATION PERIOD:    The period during which Purchase Payments may be made prior to the Annuity Commencement Date.

        ACCUMULATION UNIT: A unit of measure used in the calculation of the Accumulation Value of each Investment Division of the Separate Account.

        AGGREGATE VALUE:    The Aggregate Value on any given date is the dollar value of this Policy. It is the sum of the Accumulation Values of the Separate Account (see page 10) and the Fixed Account (see page 7).

        ANNUITANT:    The person named in the Application and on whose life the first Annuity Payment is to be made. All references to "you" or "your" refer to the Annuitant.

        ANNUITANT'S BENEFICIARY:    The person, persons or entity named in our records to receive any death proceeds on your death as specified in the Death Benefit Section, page 11. The Annuitant's Beneficiary is as specified in the Application, unless changed.

        ANNUITY COMMENCEMENT DATE:    The Date on which the first Annuity Payment is to be made. It is the date specified in the Application, unless changed.

        ANNUITY OPTION:    The method for making Annuity Payments. The Annuity Option is as specified in the Application, unless changed.

        ANNUITY PAYMENTS:    Payments made by the Company to the Payee during the Annuity Period. There are two types of Annuity Payments: Variable Annuity Payments and Fixed Annuity Payments.

        ANNUITY PERIOD:    The period after the Annuity Commencement Date during which Annuity Payments are made.

        ANNUITY UNIT:    A unit of measure used in the calculation of the amount of each Variable Annuity Payment from each Investment Divison.

        ASSUMED INVESTMENT RATE:    The rate used to determine the first monthly Variable Annuity Payment per thousand dollars of Adjusted Value (see page 15. "Annuity Purchase Rates").

        FIXED ACCOUNT:    All of our assets other than those allocated to a separate account of the Company. Annuity Payments from the Fixed Account are Fixed Annuities.

        FIXED ANNUITY:    An annuity with payments which do not vary as to the investment experience of any separate account of the Company.

        HOME OFFICE:    Our executive and administrative headquarters at First South Building, 111 Center Street, Little Rock, Arkansas 72201. All references to "we," "us," "our" and "ours" refer to First Variable Life Insurance Company.

        INVESTMENT DIVISION:    The Separate Account is divided into Investment Divisions. Each Investment Division invests in a designated investment portfolio described in a prospectus of the Separate Account. The initial Investment Division selections made in the application are specified in Policy Schedule 1. These selections may be changed from time to time as specified in this Policy.

        ISSUE DATE:    The date on which this Policy becomes effective.

        NON-QUALIFIED POLICY:    A Policy which does not qualify for favorable tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code of 1986, as amended ("Code").

        OWNER:    The person, persons or entity entitled to the ownership rights stated in this Policy and in whose name this Policy is issued. You are the Owner unless another Owner is named in the Application. The Owner is specified in the Application, unless changed. If this Policy is owned jointly, rights and privileges under this Policy must be exercised by each Owner. Even if another Owner is named in the Application, you become the Owner on the Annuity Commencement Date.

        OWNER'S BENEFICIARY:    The person, persons or entity named to become the new Owner if an Owner dies prior to the Annuity Commencement Date and who will receive the Death Benefit set forth in this Policy upon the death of the Owner prior to the Annuity Commencement Date; provided, however, that if such person is the Owner's spouse, the spouse may keep the Policy in force and will become the Owner pursuant to the terms of this Policy.

        PAYEE:    The recipient of Annuity Payments under this Policy. The Payee may be you or a beneficiary who becomes entitled to Death Benefits.

        POLICY ISSUE FEE:    A fee which may be assessed to the initial Purchase Payment.

        POLICY YEAR:    The first Policy Year shall be the period of twelve months from the Issue Date. Subsequent Policy Years shall end on the same date in each succeeding year.

        PROCESSING FEE:    A fee assessed to each withdrawal payment, transfer or exchange for which there is no Withdrawal or Transfer Charge.

        PURCHASE PAYMENT:    An amount paid to us to provide benefits under this Policy.

        QUALIFIED POLICY:    A Policy used in connection with a retirement plan which receives favor- [ILLEGIBLE]

        SERVICE CENTER:    Our administrative and policy owners' service headquarters at Monarch Service Company, Post Office Box 9033, Springfield, Massachusetts 01102-9033.

        TAXES:    Taxes which must be paid by us as a result of the issue, maintenance, surrender or annuitization of this Policy.

        VALUATION PERIOD:    The Valuation Period is each business day together with any non-business days before it. A business day is any day the New York Stock Exchange (NYSE) is open for trading, or any day in which the Securities and Exchange Commission (SEC) requires that the Separate Account be valued.

        VARIABLE ANNUITY:    An annuity with payments which vary as to dollar amount in relation to the investment performance of the Investment Divisions into which the Adjusted Value is allocated.

        WITHDRAWAL CHARGE:    The charge assessed against certain withdrawals from Accounts.

PURCHASE PAYMENTS

        PAYMENTS:    The minimum amount of each Purchase Payment after the first is $250. All Purchase Payments are to be paid to us at our Service Center address. Purchase Payments may be made at any time while this Policy continues in full force prior to the Annuity Commencement Date.

        POLICY CONTINUATION:    This Policy shall automatically be continued in full force in accordance with its terms without additional Purchase Payments until the earliest to occur of the following events:

  (1)
  your death.

  (2)
  the death of the Owner.

  (3)
  withdrawal(s) to the extent that the Aggregate Value falls below one of the minimums stated on page 11, or

  (4)
  the Annuity Commencement Date.

        NET PURCHASE PAYMENTS AND THEIR ALLOCATION:    The "Net Purchase Payment" is that portion of a Purchase Payment which remains after the deduction of any applicable Taxes and fees. Each Net Purchase Payment will be allocated to the Fixed Account and/or to the Investment Divisions of the Separate Account as specified in the application or as specified in a form satisfactory to us signed by the Owner.

THE FIXED ACCOUNT

        GENERAL:    The benefits under this Policy may be provided wholly or in part through the Fixed Account. The Fixed Account includes our assets other than those credited to a Separate Account of the Company.

        FIXED ACCOUNT ACCUMULATION VALUE:    The initial Accumulation Value of the Fixed Account is equal to the amount of the first allocation to the Fixed Account from a Net Purchase Payment, or the amount of the first allocation by transfer from the Separate Account to the Fixed Account or their total if both transactions should occur on the same day. Thereafter, the Fixed Account Accumulation Value is determined daily as:

  (a)
  the Fixed Account Accumulation Value at the end of the preceding day;

  (b)
  plus the amount of any additional Net Purchase Payments allocated to the Fixed Account during the day, or transfers from the Separate Account allocated to the Fixed Account during the day;

  (c)
  less any amounts withdrawn from the Fixed Account during the day;

  (d)
  plus daily interest credited.

        Interest is credited and compounded daily at a rate which provides an effective annual yield equal to the Current Interest Rate. The Current Interest Rate is the sum of:

  (a)
  the Guaranteed Interest Rate listed in Policy Schedule 1; and

  (b)
  Excess Interest, if any, in excess of the Guaranteed Interest Rate, declared by us for a specific period of time. Declarations of Excess Interest shall be effective for a period of not less than twelve months.

        FIXED ACCOUNT MINIMUM SURRENDER VALUE:    The initial minimum surrender value of the Fixed Account is equal to the amount of the first allocation to the Fixed Account from a Net Purchase Payment, or the amount of the first allocation by transfer from the Separate Account to the Fixed Account or their total if both transactions should occur on the same day. Thereafter, the Fixed Account minimum surrender value is determined daily as:

  (a)
  The Fixed Account minimum surrender value at the end of the preceding day;

  (b)
  plus the amount of any additional Net Purchase Payments allocated to the Fixed Account during the day, or transfers from the Separate Account allocated to the Fixed Account during the day;

  (c)
  less any amounts withdrawn from the Fixed Account during the day;

  (d)
  plus daily interest credited at the Guaranteed Interest Rate.

        Interest is credited and compounded daily at a rate which provides an effective annual yield equal to the Guaranteed Interest Rate. The amount of interest credited is determined by multiplying the excess of (a) over (c) by the applicable daily interest rate.

        The Minimum Surrender Value of the Fixed Account will never be less than its minimum surrender value as prescribed by the laws of the state or jurisdiction where this Policy was delivered.

THE SEPARATE ACCOUNT

        GENERAL:    The benefits under this Policy may be provided wholly or in part through investments we make in the Separate Account. This Separate Account is kept separate from our general account and any other separate accounts we may have. It is used to support variable annuity policies and may be used for other purposes permitted by applicable laws and regulations. We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Account will not be charged with liabilities that arise from any other business we conduct. We may transfer to our general account assets which exceed the reserves and other liabilities of the Separate Account.

        The Separate Account is governed by the laws of our state of domicile. The Separate Account invests in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for this Policy's purposes. The Separate Account is treated as a unit investment trust under Federal securities laws. It is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940.

        Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Account without regard to other income, gains or losses in our other accounts.

        INVESTMENT DIVISIONS:    The Separate Account is divided into Investment Divisions. Each Investment Division invests in a designated investment portfolio described in a prospectus of the Separate Account and managed by the investment advisers named in the prospectus. Such adviser must be registered under the Investment Advisers Act of 1940. Each Investment Division will be valued at the end of each Valuation Period.

        SEPARATE ACCOUNT CHANGES:    We may from time to time make additional Investment Divisions available to you. These divisions will invest in investment portfolios we find suitable for this Policy. We also have the right to eliminate Investment Divisions from the Separate Account, to combine two or more Investment Divisions, or to substitute a new portfolio for the portfolio in which an Investment Division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of this Policy. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio is no longer available for investment or for some other reason. We would get prior approval from the Insurance Department of our state of domicile before making such a substitution. We would also get prior approval from the SEC and any other required approvals before making such a substitution.

        When permitted by law, we reserve the right to:

  —
  deregister the Separate Account under the Investment Company Act of 1940 when registration of the Separate Account is no longer required:

  —
  operate the Separate Account as a management company under the Investment Company Act of 1940:

  —
  restrict or eliminate any voting rights of policy owners, or other persons who have voting rights in the Separate Account; and

  —
  combine the Separate Account with other separate accounts.

        RIGHT TO EXCHANGE POLICY:    The Owner may exchange this Policy without Withdrawal Charges for another of our policies that is approved for sale at the time of the exchange with benefits that do not vary with the investment results of a separate account if:

  —
  there is a change in an investment adviser of any portfolio in which this Policy holds Accumulation Units; or

  —
  there is a material change in the investment objectives or restrictions of any portfolio in which the Investment Divisions invest, and in which this Policy holds Accumulation Units.

        We will notify the Owner if there is any such change. The Owner will be able to exchange this Policy within 60 days after our notice or the effective date of any such change, whichever is later.

SEPARATE ACCOUNT POLICY VALUES
DURING THE ACCUMULATION PERIOD

        CREDITING ACCUMULATION UNITS:    Each Net Purchase Payment allocated to the Separate Account, and any amount transferred from the Fixed Account to the Separate Account will be credited to the specified Investment Divisions in the form of Accumulation Units.

        The number of Accumulation Units to be credited to a specified Investment Division is determined by dividing the dollar amount allocated to such division by the Accumulation Unit value next computed for such division following acceptance for investment of the allocated amount by the investment portfolio in which the Investment Division invests.

        ACCUMULATION UNIT VALUE:    The value of an Accumulation Unit in each Investment Division was established at $10.00 for the first Valuation Period. The value of an Accumulation Unit increases or decreases in proportion to the net investment return of the Investment Division. Such value is determined by multiplying the value of an Accumulation Unit on the immediately preceding Valuation Date by the Net Investment Factor (see definition below) for the period since that date. Since the purchaser bears the investment risk, there is no guarantee as to the Aggregate Value of this Policy: such value may be less than, equal to or more than the amounts allocated to the Investment Divisions.

        NET INVESTMENT FACTOR:    The Net Investment Factor is a value which indicates the percentage change in the net asset value of an Investment Division since the preceding Valuation Date.

        The Net Investment Factor is computed in three steps.

        First, the gross investment rate is equal to: (a) the total value of cash dividends received or accrued during the Valuation Period by such Investment Division, plus (b) any capital gains minus capital losses in such Investment Division during the Valuation Period whether realized or unrealized, minus (c) the sum of (i) provisions for applicable Taxes (none of which are anticipated) arising from (a) or (b) above and (ii) accrued expense of safekeeping, audit, actuarial, legal fees and interest; all divided by the value of the Investment Division at the beginning of the Valuation Period. Such rate may be positive or negative.

        Second, the net investment rate for the Valuation Period is then determined by deducting from the gross investment rate a factor equivalent to 1.25% on an annual basis. This factor represents deductions made by us of (a) charges equivalent to approximately 0.50%, on an annual basis, of the value of such Investment Division for administrative expense risks: and (b) charges equivalent to approximately 0.75%, on an annual basis, of the value of such Investment Division for mortality expense risks.

        Third, the Net Investment Factor for the Valuation Period is then calculated at 1.000000 plus the net investment rate for the period.

        Since the net investment rate may be negative, the Net Investment Factor may be less than 1.000000, and the value of an Accumulation Unit on any Valuation Date may be less than the value on the previous Valuation Date.

        SEPARATE ACCOUNT ACCUMULATION VALUE:    The Accumulation Value in an Investment Division of the Separate Account at the end of any Valuation Period is determined by multiplying the Accumulation Unit value of such Investment Division on that date by the number of Accumulation Units credited to this Policy in such Investment Division. The Separate Account Accumulation Value of this Policy is the sum of the Accumulation Values credited to this Policy in each of the Investment Divisions. The Owner selects the Investment Divisions to which to allocate the total Separate Account Accumulation Value. The maximum number of Investment Divisions to which the Separate Account Accumulation Value may be allocated at any time is shown in Policy Schedule 1. The Separate Account Accumulation Value may be reduced by the amount of any applicable Taxes for which no previous deduction has been made, and a pro rata portion for the Annual Policy Maintenance Charge.

TRANSFERS WITHIN AND BETWEEN ACCOUNTS

        EXCHANGE OF ACCUMULATION UNITS:    Before the Annuity Commencement Date the Owner may, by filing a written request with us, exchange the value of a designated number of

Accumulation Units of a particular Investment Division then credited to this Policy for other Accumulation Units of an equal dollar value of another Investment Division.

        TRANSFERS BETWEEN THE FIXED AND SEPARATE ACCOUNTS:    Before the Annuity Commencement Date, the Owner may, by filing a written request with us.

  (a)
  transfer the value of a designated number of Accumulation Units of a particular Investment Division then credited to this Policy to an equal dollar value in the Fixed Account; or

  (b)
  transfer a specified dollar value in the Fixed Account to one or more Investment Divisions of the Separate Account.

        DETERMINATION OF ACCUMULATION UNIT VALUES UPON TRANSFER OR EXCHANGE:    Upon our receipt of a request for any transfer or exchange, the Accumulation Unit Value of any Investment Division from which an exchange or transfer is made is determined at the close of the concurrent Valuation Period or, if later, at the close of the first subsequent Valuation Period during which the underlying investment portfolio of such Investment Division accepts orders for redemption of shares relating to such transfer or exchange. Upon our receipt of the redemption proceeds, the Accumulation Unit Value of any Investment Division to which an exchange or transfer is made is determined at the close of the concurrent Valuation Period or, if later, at the close of the first subsequent Valuation Period during which the underlying portfolio of the Investment Division to which the transfer or exchange is made accepts orders for purchases of shares relating to such transfer or exchange.

        LIMITATION ON EXCHANGES AND TRANSFERS:    Up to five exchanges and/or transfers from Account to Account may be made within each Policy Year without Transfer Charge. Additional exchanges and/or transfers during a Policy Year may be made upon payment of the Transfer Charge stated in Policy Schedule 1 for each such exchange or transfer.

        ANNUAL POLICY MAINTENANCE CHARGE:    An annual Policy Maintenance Charge will be assessed each Policy Year during the Accumulation Period and at annuitization. In the case of a total withdrawal occurring 31 or more days after the end of a Policy Year, the full annual Policy Maintenance Charge will be deducted. The annual Policy Maintenance Charge will be deducted pro rata based on the Accumulation Values of the Fixed Account and each Investment Division.

        CHARGE TO SEPARATE ACCOUNT:    To compensate us for assuming mortality and administrative expense risks under the Policy, the Separate Account will incur a daily charge at an annualized rate of 1.25% of the average daily net asset value of the Separate Account.

        We estimate that, of this charge, approximately 0.75% is for the assumption of mortality risks and approximately 0.50% is for administrative expense risks. The charge is guaranteed and may not be increased by us.

        CHARGE FOR TAXES:    Various jurisdictions impose taxes on annuity premiums or net income received by life insurance companies. We may charge this Policy for the amount of any tax levied at the time Purchase Payments are received, or, if not previously deducted, as follows: (i) at the Annuity Commencement Date: (ii) in the event of your death or the Owner's death prior to the Annuity Commencement Date: (iii) in the event of a partial or total withdrawal, or (iv) when payable by us.

WITHDRAWALS

        WITHDRAWALS:    At any time before the Annuity Commencement Date and during your lifetime, the Owner may elect to receive a cash withdrawal from this Policy by filing at our Service Center a written election in such form as we may require. This Policy must be returned to us before a total withdrawal can be made.

        WITHDRAWAL VALUE:    A cash withdrawal may be either an amount equal to the Aggregate Value of this Policy at the end of the Valuation Period during which the election becomes effective less Taxes which have not yet been deducted, the annual Policy Maintenance Charge, if applicable, and any Withdrawal Charge or Processing Fee stated in Policy Schedule 2 (a "total withdrawal"), or a lesser amount (a "partial withdrawal"). A Processing Fee as stated in Policy Schedule 2 will be made for each withdrawal when the Withdrawal Charge is not imposed. If a partial withdrawal is requested which would leave an Aggregate Value less than the sum of Taxes which have not yet been deducted, the annual Policy Maintenance Charge, if applicable, and any Withdrawal Charge or Processing Fee, then such partial withdrawal will be treated as a total withdrawal. Any partial withdrawal is subject to a $500 minimum. If the Aggregate Value of this Policy after any withdrawal falls below $300, this Policy may, at our option, be automatically surrendered and the Aggregate Value less any applicable charges will be paid to the Owner.

        Any withdrawal from the Separate Account will result in the cancellation of Accumulation Units with a total value equal to the dollar amount of the withdrawal payment plus, if applicable, Taxes, the annual Policy Maintenance Charge and any Withdrawal Charge or Processing Fee. Any withdrawal will be paid within seven days from the date the election becomes effective, except as we may be permitted to defer such payment in accordance with the Investment Company Act of 1940.

DEATH BENEFIT

        DEATH BENEFIT PROVIDED BY THIS POLICY:    If you are not the Owner and the Owner dies while this Policy is in effect, while you are living and before the Annuity Commencement Date, we will pay a Death Benefit to the Owner's Beneficiary upon receipt of due proof of death of the Owner. If there is no Owner's Beneficiary living on the date of death of the Owner, we will pay the Death Benefit upon receipt of due proof of death of both the Owner and the Owner's Beneficiary in one sum to the estate of the Owner. If the Owner's Beneficiary is not an individual or the Death Benefit is payable to the Owner's estate, the Death Benefit must be distributed within five years of the Owner's death. If the Owner's Beneficiary is an individual, such individual may receive payments in a lump sum or over a period of years not exceeding his or her life expectancy beginning not later than one year after the Owner's death. If the Owner's spouse is the Owner's Beneficiary, the spouse may elect to keep this Policy in effect and become the new Owner. If you are not the Owner and the Owner dies before the Annuity Commencement Date, except in the case of a spouse who elects to become the new Owner, all of your rights cease upon the Owner's death.

        If you (other than when you are also the Owner or are deemed to be the Owner for certain nonqualified policies for the purposes of the Code) die while this Policy is in effect, while the Owner is living and before the Annuity Commencement Date, we will pay a Death Benefit upon receipt of due proof of your death to the Annuitant's Beneficiary, either in a lump sum or under one of the Annuity Options elected or automatically placed in effect. If there is no Annuitant's Beneficiary living on the date of your death, we will pay the Death Benefit upon receipt of due proof of death of both you and the Annuitant's Beneficiary in a lump sum to the Owner.

        When you are both the Owner and the Annuitant, any Death Benefits payable will be payable to the Annuitant's Beneficiary.

        On or after the Annuity Commencement Date, no Death Benefit will be payable under the Policy except as may be provided under the form of Annuity Option elected or automatically placed in effect. In the event of the death of the Owner after the Annuity Commencement Date, benefits must be distributed at least as rapidly as the method of distribution in effect on the Owner's death.

        AMOUNT OF DEATH BENEFIT:    If Annuity Payments have not begun, the Death Benefit is equal to the greater of (a) the Aggregate Value or (b) the sum of all Net Purchase Payments made under this Policy, less the sum of all amounts withdrawn, as of the date of receipt at our Service Center of this Policy and due proof of death.

        OPTIONAL FORMS OF DEATH BENEFIT:    During your lifetime and prior to the Annuity Commencement Date, the Owner may elect to have the Death Benefit of this Policy applied under one of the Annuity Options to effect a Variable Annuity, a Fixed Annuity, or a combination of both, for the Annuitant's Beneficiary as Payee after your death or for the Owner's Beneficiary as Payee after the death of the Owner. This election may be made or subsequently revoked by filing with us a written election or revocation of an election in such forms as we may require. Any written election or revocation of an election of a method of settlement of the Death Benefit by the Owner will become effective on the date it is received at our Service Center. If no such election is in effect on the date of death, the Annuitant's Beneficiary or the Owner's Beneficiary, as the case may be, may elect (a) to receive the Death Benefit in the form of a lump-sum payment, in which event this Policy will be cancelled; or (b) to have the Death Benefit applied under one of the Annuity Options to effect a Variable Annuity, a Fixed Annuity, or a combination of both. This election may be made by filing with us a written election in such form as we may require.

        Any written election of a method of settlement of the Death Benefit will become effective on the later of: (a) the date the election is received at our Service Center or (b) the date due proof of your death is received at our Service Center. If written election is not received by us within sixty days following the date due proof of death is received at our Service Center, the Annuitant's Beneficiary or the Owner's Beneficiary, as the case may be, if an individual, shall be deemed to have elected Variable Annuity Option B, a life annuity with 120 month payments certain as of the last day of the sixty-day period.

        PAYMENT OF DEATH BENEFIT:    If the Death Benefit is to be paid in one sum to a Beneficiary, payment will be made within seven days of the date this Policy and due proof of death are received at our Service Center, except as we may be permitted to defer such payment in accordance with the Investment Company Act of 1940. In the event of death of either the Owner or you prior to the Annuity Commencement Date, if settlement under one of the Annuity Options has been properly elected, the Annuity Commencement Date will be the business day immediately following the date of receipt of both the election and due proof of death by us at our Service Center.

ANNUITY PROVISIONS

        GENERAL:    On the Annuity Commencement Date, the Adjusted Value of this Policy will be applied, as specified by the Owner, under one of the Annuity Options provided in this Policy or under such other Annuity Options as may be agreed to by us. Such value may be more or less than the amount of Net Purchase Payments. Annuity Payments may be made on a fixed or variable basis or both. Annuity Payments made on a variable basis will vary with the investment experience of the

Investment Divisions to which the Adjusted Value is allocated. The Owner selects the divisions to which to allocate the Adjusted Value.

        Annuity Payments begin on the Annuity Commencement Date, as selected by the Owner. If no election of an Annuity Commencement Date is made, Annuity Payments will begin on your 85th birthday.

        ADJUSTED VALUE:    The Adjusted Value of this Policy is equal to the Aggregate Value of this Policy for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus the sum of any applicable Taxes not previously deducted, the Withdrawal Charge, if any, and the Annual Policy Maintenance Charge.

        ASSUMED INVESTMENT RATE:    The Assumed Investment Rate is 4.0% per year.

        ELECTION AND EFFECTIVE DATE OF ELECTION:    During your lifetime and prior to the Annuity Commencement Date, the Owner may elect to have the Adjusted Value of this Policy applied on the Annuity Commencement Date under one of the Annuity Options provided in this Policy. The Owner may also change any election, but any election or change must be effective at least thirty days prior to the Annuity Commencement Date. This election or change may be made by filing with us a written election or change in such form as we may require. Any such election or change will become effective on the date it is received at our Service Center. If no election is in effect on the 30th day prior to the Annuity Commencement Date, the Adjusted Value of this Policy will be applied under Variable Annuity Option B, for a Life Annuity with 120 monthly payments certain.

        Any such election may specify the proportion of the Adjusted Value of this Policy to be applied to the Separate Account and the Fixed Account. The election must specify how all or any part of the Adjusted Value is to be allocated to the various Investment Divisions. In the event the election does not so specify, then 100% of the Adjusted Value of this Policy will be applied to the Separate Account and be allocated to a cash management Investment Division included in the prospectus.

        ANNUITY COMMENCEMENT DATE:    The Annuity Commencement Date as specified in the Application may be changed from time to time by the Owner provided that such change is effective at least thirty days prior to the then-current Annuity Commencement Date. The new Annuity Commencement Date shall be a date, however, which is not later than the end of your life expectancy according to U.S. Government Tables measured by your age on the date of the change. Any change of the Annuity Commencement Date may be made by filing with us a written designation of a new Annuity Commencement Date in such form as we may require. Any such change will become effective on the date the designation is received at our Service Center.

        The Annuity Commencement Date may also be changed by an election of an Annuity Option as provided in the section of this Policy entitled "Death Benefit."

        FIXED ANNUITY:    The dollar amount of each Fixed Annuity Payment shall be determined in accordance with annuity purchase rates found in this Policy which are based on the minimum guaranteed interest rate of 4.0% per year or, if more favorable to the Payee, in accordance with similar fixed annuity policies then in use by us on the Annuity Commencement Date. Fixed Annuity Payments will not change regardless of investment, mortality or expense experience.

        VARIABLE ANNUITY:    The Owner may elect to allocate all or part of the Adjusted Value of this Policy to one or more Investment Divisions of the Separate Account. If such an election is made by the Owner, the amount of Annuity Payments will be determined as follows:

        On the Annuity Commencement Date, the first monthly Variable Annuity Payment is equal to the Adjusted Value divided first by $1,000 and then multiplied by the appropriate monthly Variable Annuity Payment in the tables on pages 16 and 17 of this Policy or their extension to include ages not shown.

The amount of the first monthly Variable Annuity Payment is then allocated to each Investment Division in proportion to the allocation of the Adjusted Value to each Investment Division as elected by the Owner. In each Investment Division the number of Annuity Units is determined by dividing the amount of the first payment so allocated by the Annuity Unit Value for a Valuation Period which includes the seventh day prior to the Annuity Commencement Date. The number of Annuity Units in each Investment Division then remains unchanged. In each Investment Division the value for an Annuity Unit was established at $10.00 for the first Valuation Period.

        On each subsequent Variable Annuity Payment date, the total Variable Annuity Payment is the sum of the Variable Annuity Payments determined in each Investment Division. The Variable Annuity Payment in each Investment Division is determined by multiplying the number of Annuity Units allocated to said division by the Annuity Unit Value for said division for a Valuation Period which includes the seventh day prior to the Variable Annuity Payment date.

        ANNUITY UNIT VALUE:    In each Investment Division, the value of an Annuity Unit on any valuation date is determined by multiplying the value of an Annuity Unit at the close of the preceding valuation period by the product of (a) the Net Investment Factor for the valuation period at the close of which the Annuity Unit Value is being calculated and (b) a factor determined actuarially to neutralize the Assumed Investment Rate of 4%.

        EXCHANGE OF VARIABLE ANNUITY UNITS:    After the Annuity Commencement Date the Payee may, by filing a written request at our Service Center, exchange the value of a designated number of Variable Annuity Units of particular Investment Divisions then credited to this Policy for other such Variable Annuity Units, the value of which would be such that the dollar amount of a Variable Annuity Payment made on the date the exchange is completed would be unaffected by the fact of the exchange. No more than five (5) exchanges may be made within each Policy Year.

        Exchanges after the Annuity Commencement Date may be made only between the Investment Divisions. Exchanges will be made using Annuity Unit values determined in the same manner as that described for "Determination of Accumulation Unit Values Upon Transfer or Exchange" on page 10.

        ANNUITY OPTIONS:    The amount applied under each Annuity Option will produce a different initial Annuity Payment and stream of payments.

        No election of any Annuity Option may be made unless an initial Annuity Payment of at least $200 would be provided, where only a Fixed Annuity or a Variable Annuity is elected, and $100 on each basis when a combination of Variable and Fixed Annuities is elected. If these minimums are not met, we reserve the right to change the frequency of Annuity Payments so that the minimums are attained.

        OPTION A. LIFE ANNUITY:    Monthly Annuity Payments during your lifetime.

        OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN OF 60, 120, 180 OR 240 MONTHS:    Monthly Annuity Payments during your lifetime and in any event for sixty, one hundred twenty, one hundred eighty or two hundred forty months certain as elected.

        OPTION C. JOINT AND SURVIVOR ANNUITY:    Monthly Annuity Payments payable during the joint lifetime of you and the designated second person and during the lifetime of the survivor at the percentage (either 100%, 75%, 66 2/3%, or 50%) elected.

        OPTION D. JOINT AND CONTINGENT ANNUITY:    Monthly Annuity Payments during your lifetime and continuing during the lifetime of the designated second person after your death at the percentage (either 100%, 75%, 66 2/3%, or 50%) elected.

        OPTION E. FIXED PAYMENTS FOR A PERIOD CERTAIN:    Fixed monthly Annuity Payments for any specified period (at least five years but not exceeding thirty years), as elected.

        Annuity Options A, B, C and D are available on a Fixed Annuity basis, a Variable Annuity basis or a combination of both. Annuity Option E is available on a Fixed Annuity basis only. "Fixed Payments for a Period Certain" do not involve a life contingency even though a mortality risk charge is assessed against an individual's Policy value.

        AMOUNTS PAYABLE ON DEATH OF PAYEE:    In the event of the death of a Payee on or after the Annuity Commencement Date, and prior to the expiration of a certain period, if any, the annuity payments for the remainder of such certain period will be paid (a) to the Annuitant's Beneficiary as such payments come due: or (b) if there is no designated beneficiary then living, to the estate of the deceased payee in a lump sum equal to the commuted value of such payments. All payments made in one sum by us as provided in this paragraph are made in lieu of paying any remaining Annuity Payments under the Annuity Option then in effect.

        For payments being made on a variable basis, the commuted value will be based on interest compounded annually at the Assumed Investment Rate, and for the Annuity Payments being made on a fixed basis, at the interest rate initially used in determining the amount of each payment. For Variable Annuity Payments, this calculation will also be based on the assumption that the Annuity Unit values applicable to the remaining payments will be the Annuity Unit values for the Valuation Period which ends of the day before the date of the determination and that this value will remain unchanged thereafter.

        COMMUTATION:    Except as provided above, there shall be no right to receive, after Annuity Payments have begun, the amount available for Annuity Payments in a manner other than that specified in the Annuity Option placed in effect.

        ANNUITY PURCHASE RATES:    The annuity purchase rates on pages 16 and 17 show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity Payment based on the Assumed Investment Rate of 4.0% and (b) the monthly Fixed Annuity Payment when this payment is based on the minimum guaranteed interest rate of 4.0% per year.

        The mortality table used in determining the annuity purchase rates for Options A, B, C and D is the 1983 Blended Individual Annuity mortality table with 60% female and 40% male lives and a pivotal age of 55. In using this mortality table, ages of annuitants will be reduced by one year for Annuity Commencement Dates occurring during the 1990s, reduced two years for Annuity Commencement Dates occurring during the decade 2000-2009, and so on.

        Adjusted Ages will be determined based on the payee's actual age, in completed years and months, as of the Annuity Commencement Date. The tables below show annuity purchase rates for exact Adjusted Ages; rates for Adjusted Ages expressed in completed years and months will be based on straight line interpolation between the appropriate annuity purchase rates.

        The dollar amount of Annuity Payment for any Adjusted Age or combination of Adjusted Ages not shown below or for any other form of Annuity Option agreed to by us will be quoted by us on request.

        SUPPLEMENTARY AGREEMENT:    One or more supplementary Agreements setting forth the terms of the Annuity Option elected may be issued to you at the Annuity Commencement Date. In that event, this Policy must be surrendered in exchange for the Supplementary Agreement.

ANNUITY OPTION TABLES

OPTIONS A AND B—LIFETIME PAYMENT OPTION
MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

Payments Guaranteed For					Payments Guaranteed For
Adjusted Age	Life Only	5 Years	10 Years	20 Years	Adjusted Age	Life Only	5 Years	10 Years	20 Years
50	4.64	4.63	4.60	4.50	70	7.16	7.05	6.73	5.68
51	4.70	4.69	4.66	4.55	71	7.40	7.27	6.90	5.73
52	4.77	4.76	4.73	4.60	72	7.66	7.51	7.07	5.77
53	4.85	4.83	4.80	4.66	73	7.94	7.76	7.25	5.81
54	4.92	4.91	4.87	4.71	74	8.24	8.02	7.43	5.84
55	5.01	4.99	4.95	4.77	75	8.56	8.31	7.61	5.87
56	5.09	5.08	5.03	4.83	76	8.91	8.60	7.80	5.90
57	5.19	5.17	5.11	4.89	77	9.29	8.92	7.98	5.92
58	5.29	5.27	5.20	4.95	78	9.70	9.25	8.17	5.94
59	5.39	5.37	5.30	5.02	79	10.14	9.60	8.35	5.95
60	5.50	5.48	5.40	5.08	80	10.61	9.97	8.53	5.97
61	5.62	5.60	5.51	5.15	81	11.12	10.35	8.70	5.98
62	5.75	5.72	5.62	5.21	82	11.67	10.75	8.86	5.98
63	5.89	5.85	5.73	5.28	83	12.27	11.16	9.01	5.99
64	6.04	5.99	5.86	5.34	84	12.90	11.58	9.15	5.99
65	6.20	6.14	5.99	5.40	85	13.59	12.00	9.28	6.00
66	6.36	6.30	6.12	5.46
67	6.54	6.47	6.27	5.52
68	6.74	6.65	6.41	5.58
69	6.94	6.85	6.57	5.63

        Monthly payment rates for all other ages will be furnished on request. For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.95. For annual payment, multiply by 11.78.

OPTIONS C AND D—JOINT LIFETIME PAYMENT
MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED
PAYMENTS FOR TWO LIVES ONLY

Annuitants' Ages		Percentage of Payment Payable to Surviving Annuitant is:
Primary
	Joint	50%	66 1/2%	75%	100%
(A) Payments reduce upon the death of either the Annuitant or the Joint Annuitant:
50	50	4.64	4.47	4.39	4.18
50	55	4.81	4.62	4.53	4.28
55	55	5.01	4.80	4.70	4.43
55	60	5.24	5.00	4.88	4.57
60	60	5.50	5.24	5.11	4.77
60	65	5.83	5.51	5.36	4.96
65	65	6.20	5.84	5.68	5.24
65	70	6.65	6.21	6.02	5.50
(B) Payments reduce only upon the death of the Annuitant (ERISA Joint and Survivor Annuity Option):
50	50	4.39	4.32	4.28	4.18
50	55	4.45	4.39	4.37	4.28
55	50	4.62	4.50	4.44	4.28
55	55	4.70	4.61	4.56	4.43
55	60	4.78	4.71	4.67	4.57
60	55	4.99	4.84	4.77	4.57
60	60	5.11	4.99	4.93	4.77
60	65	5.22	5.13	5.09	4.96
65	60	5.51	5.31	5.22	4.96
65	65	5.68	5.52	5.45	5.24
65	70	5.83	5.71	5.66	5.50
70	65	6.22	5.96	5.84	5.50

        Monthly payment rates for other age combinations will be furnished on request. For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.95. For annual payment, multiply by 11.78.

OPTION E—FIXED TIME PAYMENT
MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

Years	Monthly Payment	Years	Monthly Payment	Years	Monthly Payment
1	Not Available	11	$9.31	21	$5.81
2	Not Available	12	8.69	22	5.64
3	Not Available	13	8.17	23	5.49
4	Not Available	14	7.72	24	5.35
5	$18.32	15	7.34	25	5.22
6	15.56	16	7.00	26	5.10
7	13.59	17	6.71	27	5.00
8	12.12	18	6.44	28	4.90
9	10.97	19	6.21	29	4.80
10	10.06	20	6.00	30	4.72

        For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.95. For annual payment, multiply by 11.78.

OWNERSHIP PROVISIONS

        OWNER:    This Policy will belong to the Owner. All Policy rights and privileges may be exercised by the Owner without the consent of the Owner's Beneficiary, you or the Annuitant's Beneficiary not irrevocably named, or any other person. Such rights and privileges may be exercised only during your lifetime except as otherwise provided in this Policy. You become the Owner on and after the Annuity Commencement Date. The Annuitant's Beneficiary becomes the Owner on your death after the Annuity Commencement Date.

        CHANGE OF OWNERSHIP:    The Owner may change the ownership of this Policy during your lifetime and prior to the Annuity Commencement Date. A change of ownership will not be binding upon us until written notification is received at our Service Center, and will be effective as of the date on which the request for change was signed by the Owner. If this Policy is issued in connection with a Qualified Plan, the Owner's right to transfer ownership may be restricted.

        ASSIGNMENT:    This Policy may be assigned at any time before the Annuity Commencement Date unless restricted. For any assignment to be binding on us, we must receive a signed copy of it at our Service Center. We assume no responsibility for the validity of any assignment. Any claim made under an assignment is subject to proof of interest and the extent of that interest.

VOTING RIGHTS

        As long as the Separate Account continues to be registered as a unit investment trust under the Investment Company Act of 1940, the Owner will be entitled to give instructions to us as to how shares of voting securities held in the Separate Account attributable to this Policy should be voted at meetings of shareholders of such voting securities. We will be entitled to establish rules for the exercise by Owners of their rights to give voting instructions with respect to such voting securities, including rules as to the determination of record dates. Those persons entitled to give instructions will be determined as of the record date for a meeting.

        During the Accumulation Period, the number of votes which an Owner may cast is equal to the number of Accumulation Units credited to him. The Owner may vote in as many Investment Divisions as he has Accumulation Units of those Investment Divisions. During the Annuity Period, the number of votes which may be cast by an Owner in each Investment Division is equal to (i) the amount of the latest actuarial reserve established in the particular Investment Division to meet the annuity obligations applicable to him or her, divided by (ii) the value of an Annuity Unit of such Investment Division. Cumulative voting is not authorized. Fractional votes will be counted.

        During the Annuity Period, the number of votes attributable to a Policy will generally decrease, since funds set aside for you will decrease. An Owner is not entitled to give voting instructions with respect to Fixed Annuity Benefits payable under this Policy.

        Owners will receive proxy materials and forms on which voting instructions may be given. Shares held by the Separate Account for which no effective instructions have been received from Owners will be voted for or against any proposition in the same proportion as the shares for which instructions have been received. Voting instructions will be effective only if this Policy is in force on the date of the meeting.

        PERIODIC REPORTS:    During the Accumulation Period we will send the Owner, at least once during each Policy Year, a statement showing the number, type and value of the Accumulation Units credited to this Policy.

BENEFICIARY DESIGNATION

        The Owner's Beneficiary and Annuitant's Beneficiary designation contained in the Application will remain in effect until changed. Subject to the rights of an irrevocable designation, the Owner may change the designation of an Owner's Beneficiary or Annuitant's Beneficiary at any time while you are living by filing with the Company a written beneficiary designation in such form as we may require. The change will not be binding upon us until it is received at our Service Center. When it is so received, the change will be effective as of the date on which the beneficiary designation was signed; however, the change will be without prejudice to us on account of any payment made or any action taken by us prior to receiving the change.

GENERAL PROVISIONS

        ENTIRE CONTRACT:    This Policy is issued in consideration of receipt of the Application and payment of the first Purchase Payment. This Policy and the Application, a copy of which is attached, constitute the entire contract. All statements made in the Application will, in the absence of fraud, be deemed representations and not warranties, and no statement will void this Policy or be used in defense to a claim under this Policy unless it is contained in the Application and a copy of the Application is attached at issue. Only our President, Vice President, Secretary or Assistant Secretary has the authority to change any of the terms of this Policy or to waive any of our rights. Any such change or waiver must be in writing and endorsed on this Policy.

        MISSTATEMENT OF AGE OR SEX:    If your age or sex (or the age or sex of any designated second person) has been misstated, any Annuity benefits payable by us at any time will be the Annuity benefits provided by the correct age or sex. After Annuity Payments have begun, we will pay immediately any underpayments and will deduct any overpayments from the succeeding payments as necessary.

        DETERMINATION OF VALUES:    The method of determination by us of the number and value of Accumulation Units and Annuity Units shall be conclusive upon you, the Owner, any Payee and any Beneficiary.

        GUARANTEES:    We guarantee that the dollar amount of Variable Annuity Payments made during the lifetime of any Payee will not be adversely affected by our actual mortality experience or by our actual expenses in excess of the expense deductions provided for in this and other Policies providing benefits which vary in accordance with the investment performance of the Separate Account.

        INCONTESTABILITY:    This Policy shall be incontestable after it has been in force for a period of two years from the Issue Date.

        MODIFICATION:    We may modify this Policy in order to maintain it in continued compliance with applicable state and federal law. In the event of any such modification, we may make appropriate endorsement to this Policy to reflect the modification.

        NON-PARTICIPATING:    This Policy is non-participating and will not share in any of our profits.

        PAYMENTS BY US:    All sums payable by us under this Policy are payable at our Service Center. We may require surrender of this Policy as a condition to the payment of any benefits.

        PROOF OF AGE:    We shall have the right to require evidence of the age of any Payee under Annuity Options A, B, C and D of the designated second person under Annuity Options C and D prior to the commencement of Annuity Payments.

        PROOF OF SURVIVAL:    We shall have the right to require evidence of the survival of any Payee, Annuitant or designated second person under Annuity Options A, B, C and D, as applicable, at the time any Annuity Payment is due.

        GOVERNING LAW:    This Policy shall be construed and interpreted in accordance with the laws of the state in which it is delivered.

        PROTECTION OF PROCEEDS:    To the extent permitted by law, death proceeds and Annuity Payments shall be free from legal process and the claim of any creditor of the person entitled to them. No payment and no amount held by us can be taken or assigned in advance of its payment date unless we receive the Owner's written consent.

        INFORMATION TO BE FURNISHED TO US:    The Owner will furnish all information which we may reasonably require for the administration of this Policy. We will not be liable for the fulfillment of any obligations in any way dependent on such information until we receive such information in a form satisfactory to us.

        TERMINATION OF THIS POLICY:    This Policy will terminate on the first day upon which the performance and fulfillment by us of all our duties and obligations under this Policy have been completed.

        QUALIFIED PLANS:    If this Policy is issued as a Qualified Policy, an endorsement will be attached amending certain provisions.

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TABLE OF CONTENTS
POLICY SCHEDULE 2 CHARGES AND FEES FOR THIS POLICY
TABLE OF WITHDRAWAL CHARGE PERCENTAGES
DEFINITIONS
PURCHASE PAYMENTS
THE FIXED ACCOUNT
THE SEPARATE ACCOUNT
SEPARATE ACCOUNT POLICY VALUES DURING THE ACCUMULATION PERIOD
TRANSFERS WITHIN AND BETWEEN ACCOUNTS
WITHDRAWALS
DEATH BENEFIT
ANNUITY PROVISIONS
ANNUITY OPTION TABLES OPTIONS A AND B—LIFETIME PAYMENT OPTION MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED
OPTIONS C AND D—JOINT LIFETIME PAYMENT MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED PAYMENTS FOR TWO LIVES ONLY
OPTION E—FIXED TIME PAYMENT MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED
OWNERSHIP PROVISIONS
VOTING RIGHTS
BENEFICIARY DESIGNATION
GENERAL PROVISIONS